Filed Pursuant to Rule 424B3
Registration No. 333-132042
Supplement to
Prospectus Supplement dated February 27, 2007
(to Prospectus dated February 27, 2007)

$344,400,100
(Approximate)

IndyMac MBS, Inc.
Depositor

Sponsor, Seller and Servicer

IndyMac INDX Mortgage Loan Trust 2007-FLX2
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-FLX2

This Supplement amends the prospectus supplement dated February 27, 2007 (the “Prospectus Supplement”) that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2007-FLX2, Mortgage Pass-Through Certificates, Series 2007-FLX2 (the “Certificates”), as described below.

•	The Pass-Through Rate for the Class M-6 Certificates in the Summary in the table on page S-10 in the column titled “Pass-Through Rate Before and Including the Optional Termination Date” is hereby deleted in its entirety and replaced as follows:

“LIBOR + 1.400%(4)”

•	The definition of Senior Principal Distribution Amount on page S-72 is hereby deleted in its entirety and replaced as follows:

“Senior Principal Distribution Amount” for any Distribution Date on or after the Stepdown Date (and so long as no Trigger Event is in effect), an amount equal to the lesser of: (i) the Principal Distribution Amount for that Distribution Date; and (ii) the excess of (a) the aggregate Class Certificate Balance of the Senior Certificates immediately prior to that Distribution Date over (b) the lesser of (x) the product of (1) 86.75% for any Distribution Date prior to the Distribution Date in March 2013 and 89.40% for any Distribution Date on or after the Distribution Date in March 2013 and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month prior to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date related to the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date), less the OC Floor.

Merrill Lynch & Co.

June 13, 2007